Exhibit No. 11.6

May 27, 2010

South Lake Capital, LLC
4 Richland Place
Pasadena, CA 91103
Attn:	John McGrain
Justin York

Gentlemen:

In reference to certain Bridge Loan and Security Agreement, dated January 25, 2010, by and between South Lake Capital (the “Investor” or “Secured Party”) and Liberty Capital Asset Management, Inc. (the “Company”), Section 3. Warrants of the Company, is deemed to be satisfied in relation to any and all warrants with which the Company was obligated to issue.  For satisfaction and release the Company has issued to the Investor 2,400,000 shares of its stock as follows:

Date	Shares	Market Price at Close on Date of Issuance	Value
March 3, 2010	800,000	$0.20	$160,000
April 7, 2010	800,000	$0.17	$136,000
April 20, 2010	800,000	$0.15	$120,000
	2,400,000		$416,000

This reference relates only to Section 3, and the remainder of the Agreement remains in full force and effect.

/s/ Justin Yorke	May 29, 2010
Manager
South Lake Capital LLC

6650 Via Austi Pkwy. Ste 170 * Las Vegas * Nevada * 89119
direct: (702) 583.6712 * Fax: (702) 479..7923